UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 3, 2025

Agios Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-36014	26-0662915
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

88 Sidney Street,	Cambridge,	MA	02139
(Address of Principal Executive Offices)			(Zip Code)

Registrant’s telephone number, including area code: (617) 649-8600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.001 per share	AGIO	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 3, 2025, the Board of Directors (the “Board”) of Agios Pharmaceuticals, Inc. (the “Company”), upon the recommendation of the Nominating and Corporate Governance Committee of the Board (the “Corporate Governance Committee”), elected Jay Backstrom, M.D., MPH, as a director, effective as of July 8, 2025 (the “Effective Date”). Dr. Backstrom has been designated as a class III director to serve in accordance with the Company’s Third Amended and Restated By-Laws until the Company’s 2028 Annual Meeting of Stockholders and thereafter until his successor has been duly elected and qualified or until his earlier death, removal or resignation. The Board, upon the recommendation of the Corporate Governance Committee, appointed Dr. Backstrom to serve as a member of the Science and Technology Committee of the Board, effective as of the Effective Date.

There are currently no arrangements or understandings between Dr. Backstrom and any other person pursuant to which Dr. Backstrom was selected as a director. There are currently no transactions in which Dr. Backstrom has an interest requiring disclosure under Item 404(a) of Regulation S-K.

In accordance with the Company’s non-employee director compensation policy (the “Policy”), Dr. Backstrom will receive (i) annual cash compensation of (a) $50,000 ($12,500 per quarter) for his service as a director and (b) $7,500 ($1,875 per quarter) for his service on the Science and Technology Committee and (ii) reimbursement for reasonable travel and other expenses incurred in connection with attending meetings of the Board and committees thereof. In addition, in accordance with the Policy, the Board will grant Dr. Backstrom, effective on the Effective Date, (i) a nonstatutory stock option to purchase the number of shares of the Company’s common stock that has a Black-Scholes value as of the date of grant equal to $472,500, which will be based on the closing price of the Company’s common stock on the Nasdaq Global Select Market on the Effective Date and (ii) restricted stock units for a number of shares of the Company’s common stock equal to $157,500 divided by the closing price of the Company’s common stock on the Nasdaq Global Select Market on the Effective Date. The stock options will have an exercise price equal to the closing price of the Company’s common stock on the Nasdaq Global Select Market on the Effective Date, and will vest as to 25% of the underlying shares on the first anniversary of the Effective Date, with remainder vesting in equal increments over 36 additional months. The restricted stock units vest as to one-third of the underlying shares on each of the first, second and third anniversaries of the Effective Date.

In connection with his election to the Board, Dr. Backstrom will enter into an indemnification agreement (the “Indemnification Agreement”) with the Company. The Indemnification Agreement is substantially identical to the form of indemnification agreement that the Company has entered into with its other directors and provides that the Company will indemnify Dr. Backstrom for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as one of the Company’s directors.

The foregoing description of the Indemnification Agreement is qualified in its entirety by the full text of the form of indemnification agreement by and between the Company and each of its officers and directors, which is incorporated herein by reference to Exhibit 10.12 to the Company’s Registration Statement on Form S-1 (File No. 333-189216), filed with the Securities and Exchange Commission on July 11, 2013.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGIOS PHARMACEUTICALS, INC.
Date: July 8, 2025	By:	/s/ Brian Goff
Brian Goff Chief Executive Officer